Exhibit 3.1

BC PARTNERS LENDING CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: BC Partners Lending Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

BC Partners Lending Corporation

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company, subject to making an election under the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the Securities and Exchange Commission or its staff promulgated thereunder, the “1940 Act”).

ARTICLE III

RESIDENT AGENT AND PRINCIPLE OFFICE

The name and address of the resident agent of the Corporation in Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1    Number, Vacancies and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five (5) , which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, as amended from time to time (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, as specified in the Bylaws. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Alexander Duka

George Grunebaum

Robert Warshauer

Graeme Dell

Edward Goldthorpe

Any vacancy may be filled in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, with one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, and in each case, until their successors are duly elected and qualify. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

Section 4.2    Extraordinary Actions. Except as specifically provided in Section 4.9 (relating to removal of directors), and in Section 6.2 (relating to certain actions and certain amendments to the charter), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3    Election of Directors. Except as otherwise provided in the Bylaws, each director shall be elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present.

Section 4.4    Quorum. The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 4.5    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

Section 4.6    Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.7    Appraisal Rights. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.8    Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of acquisition of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.9    Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.10    Corporate Opportunities. If any director or officer of the Corporation who is also an officer, employee or agent of the person appointed, employed or contracted with by the Corporation and responsible for directing or performing the day-to-day business affairs of the Corporation (the “Adviser”) or any of the Adviser’s affiliates (each, an “Adviser Affiliate”), acquires knowledge of a potential business opportunity, the Corporation renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity, unless it is a Retained Opportunity (as defined below). Accordingly, except for Retained Opportunities, (a) no director nominated by the Adviser is required to present, communicate or offer any business opportunity to the Corporation or any of its subsidiaries and (b) the director nominated by the Adviser, on his or her own behalf or on behalf of the Adviser or an Adviser Affiliate, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Corporation and its subsidiaries.

The taking by a director nominated by the Adviser for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, other than a Retained Opportunity, whether pursuant to the Charter or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the director committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the director of an improper benefit or profit in money, property, services or otherwise.

The term “Retained Opportunity” shall mean any business opportunity of which a director nominated by the Adviser becomes aware as a direct result of his or her capacity as a director, officer or employee of the Corporation and (a) which the Corporation is financially able to undertake, (b) which the Corporation is not prohibited by contract or applicable law from pursuing or undertaking, (c) which, from its nature, is in the line of the Corporation’s business, (d) which is of practical advantage to the Corporation and (e) in which the Corporation has an interest or a reasonable expectancy.

ARTICLE V

STOCK

Section 5.1    Authorized Shares. The Corporation has authority to issue 1,000,000,000 shares of stock, initially consisting of 1,000,000,000 shares of common stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2    Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3    Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including Preferred Stock (“Preferred Stock”).

Section 5.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in any charter document filed with the SDAT.

Section 5.5    Exclusion or Redemption. Notwithstanding any other provision herein, the Corporation shall have the power to (a) exclude any stockholder or potential stockholder from purchasing shares of stock of the Corporation; (b) prohibit any transfer of shares of stock of the Corporation; and (c) redeem some or all shares of stock held by any holder if, and to the extent that, the Board of Directors determine that there is a substantial likelihood that such holder’s purchase or ownership of shares of stock of the Corporation would cause (i) the assets of the Corporation to be characterized as “plan assets,” for purposes of the fiduciary responsibility or prohibited transaction provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to those provisions contained in such portions of ERISA or the Code (“Other Plan Laws”) or (ii) the Corporation, the Adviser or their affiliates to be considered a fiduciary of any stockholder for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Other Plan Laws, and all shares of stock of the Corporation shall be subject to such terms and conditions.

Section 5.6    Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.7    Charter and Bylaws. All persons who shall acquire stock of the Corporation shall acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

Section 5.8    Action by Stockholders. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 6.1    Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2    Approval of Certain Extraordinary Actions and Charter Amendments.

(a)    Required Votes. The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i)    Any amendment to the charter of the Corporation to make the Common Stock a “redeemable security” and any other proposal to convert the Corporation, whether by amendment to the charter, merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)    The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

(iii)    Any amendment to, or any amendment inconsistent with the provisions of, Section 4.1, Section 4.2, Section 4.3, Section 4.9, Section 5.7, Section 6.1 or this Section 6.2;

(iv)    Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders of the Corporation; and

(v)    Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;

provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in (i)-(v) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (i)-(v) above, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL or another provision of the charter or Bylaws otherwise requires such approval.

(b)    Continuing Directors. “Continuing Directors” means (i) the directors identified in Section 4.1, (ii) the directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board of Directors is approved by a majority of the directors identified in Section 4.1, who are on the Board at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

AND ADVANCE OF EXPENSES

Section 7.1    Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2    Indemnification and Advance of Expenses. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time and Section 7.3, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 7.3    1940 Act. The provisions of this Article VII shall be subject to the requirements and limitations of the 1940 Act.

Section 7.4     Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature Page Follows -

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 23rd day of April, 2018.

ATTEST:	BC PARTNERS LENDING CORPORATION

By:	/s/ Jacki Hamilton	By:	/s/ Edward Goldthorpe
Name:	Jacki Hamilton	Name:	Edward Goldthorpe
Title:	Secretary	Title:	President and Chief Executive Officer

10